Filed Pursuant to Rule 424(b)(2)
Registration No. 333-209421

Prospectus Supplement To Prospectus dated February 8, 2016

United Mexican States

U.S. $2,555,196,000 3.750% Global Notes due 2028

U.S. $645,274,000 4.600% Global Notes due 2048

The 3.750% Global Notes due 2028 (the “2028 notes”) will mature on January 11, 2028. The 4.600% Global Notes due 2048 (the “2048 notes”) will mature on February 10, 2048. We refer to the 2028 notes and the 2048 notes collectively as the “notes.” Mexico will pay interest on the 2028 notes on January 11 and July 11 of each year, commencing July 11, 2018. Mexico will pay interest on the 2048 notes on February 10 and August 10 of each year, commencing February 10, 2018. Mexico may redeem the notes, in whole or in part, before maturity, at par plus the Make-Whole Amount and accrued interest, as described herein. The notes will not be entitled to the benefit of any sinking fund. The offering of the 2028 notes and the offering of the 2048 notes, each pursuant to this prospectus supplement, are not contingent upon one another.

The 2048 notes will be consolidated and form a single series with, and be fungible with, the outstanding U.S. $1,880,000,000 4.600% Global Notes due 2048 (CUSIP: 91087B AD2, ISIN US91087BAD29) previously issued by Mexico.

The notes will be issued under an indenture, and each of the 2028 notes and the 2048 notes constitutes a separate series under the indenture. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Under these provisions, which are described beginning on page 17 of the accompanying prospectus dated February 8, 2016, Mexico may amend the payment provisions of the notes and other reserved matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually.

The outstanding 2048 notes have been listed on the Luxembourg Stock Exchange. Application will be made to list the 2028 notes and the new 2048 notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes have not been and will not be registered with the National Securities Registry maintained by the Mexican National Banking and Securities Commission (“CNBV”), and therefore may not be offered or sold publicly in Mexico. The notes may be offered or sold to qualified and institutional investors in Mexico, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the notes under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency of Mexico, the investment quality of the notes, or that the information contained in this prospectus supplement, the prospectus supplement or the prospectus is accurate or complete. Mexico has prepared this prospectus supplement and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

	Price to Public(1)		Underwriting Discounts		Proceeds to Mexico, before expenses(1)
Per 2028 note		99.571%		0.170%		99.401%
Total for the 2028 notes	U.S. $	2,544,234,209.16	U.S. $	4,343,833.20	U.S. $	2,539,890,375.96
Per 2048 note		98.493%		0.190%		98.303%
Total for the 2048 notes	U.S. $	635,549,720.82	U.S. $	1,226,020.60	U.S. $	634,323,700.22

(1)	Plus accrued interest, if any, from January 11, 2018 for the 2028 notes and October 10, 2017 for the 2048 notes to, but excluding, the date of settlement, which is expected to be January 11, 2018. The amount of accrued interest on the 2048 notes from October 10, 2017 to January 11, 2018 is $7,503,102.68.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”), the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about January 11, 2018.

Joint Bookrunners
BBVA	BofA Merrill Lynch	J.P. Morgan
January 3, 2018

Prospectus Supplement

Prospectus

About this Prospectus	1
Forward-Looking Statements	1
Data Dissemination	2
Use of Proceeds	2
Risk Factors	3
Description of the Securities	6
Taxation	26
Plan of Distribution	33
Official Statements	41
Validity of the Securities	43
Authorized Representative	44
Where You Can Find More Information	44
Glossary	46

Mexico is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Mexico. See “Risk Factors” in the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus dated February 8, 2016, relating to Mexico’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. Mexico is responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus or prospectus supplement that Mexico prepares or authorizes. Mexico has not authorized anyone else to provide you with any other information and takes no responsibility for any other information that others may give you. Mexico and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the dates of this prospectus supplement and the accompanying prospectus, respectively.

Mexico is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Mexico confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this prospectus supplement and the offer or sale of notes may be restricted by law in certain jurisdictions. Mexico and the underwriters do not represent that this prospectus supplement may be lawfully distributed, or that any notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by Mexico or the underwriters which would permit a public offering of the notes or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, no notes may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Mexico and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of notes in Belgium, Canada, Chile, Colombia, Denmark, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Mexico, the Netherlands, Norway, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay, see the section entitled “Plan of Distribution” in this prospectus supplement and in the accompanying prospectus.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain forward-looking statements. Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.

•	Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, portfolio investment in particular.

•	Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.

USE OF PROCEEDS

The net proceeds to Mexico from the sale of the notes will be approximately U.S. $3,173,964,076.18, after the deduction of the underwriting discount and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately U.S. $250,000. Mexico intends to use the net proceeds of the sale of the notes, (i) in part, for refinancing, repurchase or retirement of domestic and/or external indebtedness of Mexico from time to time, including to pay the purchase price for certain outstanding notes of Mexico, which Mexico may purchase pursuant to a tender offer (the “Tender Offer”), on the terms and subject to the conditions set forth in the offer to purchase, dated January 3, 2018 (the “Offer to Purchase”) and, (ii) in part, for the general purposes of the Government of Mexico. The underwriters of this offering are acting as joint dealer managers for the Tender Offer. None of the underwriters shall have any responsibility for the application of the net proceeds of the notes.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement.

Issuer	The United Mexican States

Aggregate Principal Amount	For the 2028 notes: U.S. $2,555,196,000

For the 2048 notes: U.S. $645,274,000

Issue Price	For the 2028 notes: 99.571%, plus accrued interest, if any, from January 11, 2018

For the 2048 notes: 98.493%, plus accrued interest, if any, from October 10, 2017

Issue Date	For the 2028 notes: January 11, 2018

For the 2048 notes: January 11, 2018

Maturity Date	For the 2028 notes: January 11, 2028

For the 2048 notes: February 10, 2048

Specified Currency	U.S. dollars (U.S. $)

Authorized Denominations	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Fungibility	The 2048 notes will be consolidated and form a single series with, and be fungible with, the outstanding U.S. $1,880,000,000 4.600% Global Notes due 2048 (CUSIP: 91087B AD2, ISIN US91087BAD29) previously issued by Mexico.

Form	Registered; Book-Entry through the facilities of DTC, Euroclear and Clearstream, Luxembourg

Interest Rate	For the 2028 notes: 3.750% per annum, accruing from January 11, 2018

For the 2048 notes: 4.600% per annum, accruing from October 10, 2017

Interest Payment Date	For the 2028 notes: Semi-annually on January 11 and July 11 of each year, commencing on July 11, 2018

For the 2048 notes: Semi-annually on February 10 and August 10 of each year, commencing on February 10, 2018

Regular Record Date	For the 2028 notes: January 5 and July 5 of each year

For the 2048 notes: February 4 and August 4 of each year

Status	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of Mexico for which the full faith and credit of Mexico is pledged. The notes of each series rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico. It is understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness.

Optional Redemption	With respect to each series of notes, Mexico will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes of such series, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus interest accrued but not paid on the principal amount of such notes to the date of redemption.

“Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (a) in the case of the 2028 notes, 20 basis points or (b) in the case of the 2048 notes, 30 basis points, over (ii) the principal amount of such notes.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation (as defined below) or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (a) with respect to the 2028 notes, each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates which are primary United States government securities dealers and their respective successors, and three other Primary Treasury Dealers (as defined below) selected by Mexico and (b) with respect to the 2048 notes, each of Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC or their affiliates which are primary United States government securities dealers and their respective successors, and two other Primary Treasury Dealers (as defined below) selected by Mexico; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 p.m., New York time on the third business day preceding such redemption date.

Optional Repayment	Holders of the notes will not have the option to elect repayment by Mexico before the maturity dates of the notes.

Underwriters	BBVA Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

               Incorporated

Purchase Price	For the 2028 notes: 99.401%, plus accrued interest, if any, from January 11, 2018

For the 2048 notes: 98.303%, plus accrued interest from October 10, 2017

Method of Payment	Wire transfer of immediately available funds to an account designated by Mexico.

Listing	The outstanding 2048 notes have been listed on the Luxembourg Stock Exchange. Application will be made to list the 2028 notes and the new 2048 notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to Mexico the number 2395 for listing purposes.

Securities Codes

CUSIP:	For the 2028 notes: 91087B AE0

For the 2048 notes: 91087B AD2

ISIN:	For the 2028 notes: US91087BAE02

For the 2048 notes: US91087BAD29

Trustee, Principal Paying Agent,	Deutsche Bank Trust Company Americas

Transfer Agent and Registrar

Luxembourg Listing Agent	Banque Internationale à Luxembourg S.A.

Withholding Taxes and Additional Amounts	Subject to certain exceptions, Mexico will make all payments on the notes without withholding or deducting any Mexican taxes. For further information, see “Description of the Securities—Additional Amounts” in the accompanying prospectus.

Taxation	Mexico expects that the 2048 notes will be issued in a “qualified reopening” for U.S. federal income tax purposes and, accordingly, the 2048 notes will be fungible with the U.S. $1,880,000,000 4.600% Global Notes due 2048 previously issued by Mexico. The 2048 notes issued pursuant to this offering generally will be treated as having premium. For further information, see the discussion set forth under the heading “Taxation—United States Federal Taxation” in this preliminary prospectus supplement.

Payments of principal or interest under the 2048 notes made to holders of such notes that are non-resident of Mexico, will not be subject to Mexican withholding taxes.

Further Issues	Mexico may from time to time, without the consent of holders of the 2028 notes or the 2048 notes, as the case may be, create and issue notes of such series having the same terms and conditions as the applicable series of notes offered pursuant to this prospectus supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided, however, that any such additional 2028 notes and 2048 notes shall be issued either in a “qualified reopening” for U.S. federal income tax purposes or with no more than de minimis original issue discount for U.S. federal income tax purposes. Additional 2028 notes and 2048 notes issued in this manner will be consolidated with, and will form a single series with, any other outstanding notes of such series.

Payment of Principal and Interest	Principal of and interest on the notes will be payable by Mexico to the Principal Paying Agent in U.S. dollars.

Governing Law	New York; provided, however, that all matters governing Mexico’s authorization and execution of the indenture and the notes will be governed by and construed in accordance with the law of Mexico. Notwithstanding any authorization or any reserved matter modification, all matters related to the consent of holders and to modifications of the indenture or the notes will always be governed by and construed in accordance with the law of the State of New York.

Additional Provisions	The notes will contain provisions regarding future modifications to their terms that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Those provisions are described beginning on page 17 of the accompanying prospectus dated February 8, 2016.

Conflicts of Interest	As described in the “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of certain outstanding notes of Mexico from time to time. An affiliate of BBVA Securities Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated may be a holder of certain of the outstanding notes of Mexico as set forth in the Offer to Purchase and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Stabilization	In connection with issues of notes, the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation of any of the underwriters or any agent of the underwriters to do this. Any such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

DESCRIPTION OF THE NOTES

Mexico will issue the notes under an amended and restated indenture, dated as of June 1, 2015, between Mexico and Deutsche Bank Trust Company Americas, as trustee. The information contained in this section summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the prospectus, the indenture and the form of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee.

Terms of the 2028 Notes

The notes will:

•	be issued on or about January 11, 2018 in an aggregate principal amount of U.S. $2,555,196,000;

•	mature on January 11, 2028;

•	bear interest at a rate of 3.750% per year, commencing on January 11, 2018 and ending on the maturity date. Interest on the notes will be payable semi-annually on January 11 and July 11 of each year, commencing on July 11, 2018;

•	pay interest to the persons in whose names the notes are registered at the close of business on January 5 and July 5 preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•	rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be delivered in book-entry form only through the facilities of DTC, Euroclear and Clearstream, Luxembourg;

•	be redeemable before maturity at the option of Mexico upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount, plus interest accrued but not paid on the principal amount of such notes to the date of redemption;

•	not be repayable before maturity; and

•	contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

Terms of the 2048 Notes

The notes will:

•	be issued on or about January 11, 2018 in an aggregate principal amount of U.S. $645,274,000;

•	mature on February 10, 2048;

•	bear interest at a rate of 4.600% per year, commencing on October 10, 2017 and ending on the maturity date. Interest on the notes will be payable semi-annually on February 10 and August 10 of each year, commencing on February 10, 2018;

•	pay interest to the persons in whose names the notes are registered at the close of business on February 4 and August 4 preceding each payment date;

•	be consolidated and form a single series with, and be fungible with, the outstanding U.S. $1,880,000,000 4.600% Global Notes due 2048 (CUSIP: 91087B AD2, ISIN US91087BAD29) previously issued by Mexico.

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•	rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be delivered in book-entry form only through the facilities of DTC, Euroclear and Clearstream, Luxembourg;

•	be redeemable before maturity at the option of Mexico upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount, plus interest accrued but not paid on the principal amount of such notes to the date of redemption;

•	not be repayable before maturity; and

•	contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

For more information, see “Description of the Securities – Debt Securities” in the accompanying prospectus.

RECENT DEVELOPMENTS

The information in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to Mexico’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2016 (the 2016 Form 18-K). To the extent that the information included in this section differs from the information set forth in the 2016 Form 18-K, you should rely on the information in this section.

UNITED MEXICAN STATES

Form of Government

On November 27, 2017, José Antonio González Anaya was appointed as the Secretary of Finance and Public Credit by President Enrique Peña Nieto, after José Antonio Meade Kuribreña resigned in order to run for President of Mexico in the elections that will take place on July 1st, 2018. Mr. González Anaya comes to this post from his prior position as General Director of Petróleos Mexicanos (PEMEX), which he held since February 2016.

Legal and Political Reforms

Procurement Process of the Administración Pública

On November 8, 2017, the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit), the Secretaría de la Función Pública (Ministry of Public Administration) and the Coordinación de Estrategia Digital Nacional (National Digital Strategy Coordination), in collaboration with the Instituto Nacional de Transparencia (National Institute of Transparency), Acceso a la Información y Protección de Datos Personales (Access to Information and Protection of Personal Data), Transparencia Mexicana (Mexican Transparency), the World Bank, the Open Contracting Partnership and the Global Initiative for Fiscal Transparency, launched the Government’s Contrataciones Abiertas (Open Contracting Platform). This platform includes data from all stages of the procurement process of the Administración Pública Centralizada (Centralized Public Administration). Its goal is to generate shared benefits for all sectors by cutting off potential corruption, producing more confidence in private sector providers and increasing trust in institutions.

THE ECONOMY

Gross Domestic Product

The following tables set forth Mexico’s real Gross Domestic Product (GDP) and expenditures, in constant 2013 pesos and in percentage terms, for the periods indicated. Quarterly GDP data has been multiplied by four to be stated on an annualized basis. Quarterly real GDP data for the period presented is not necessarily indicative of performance for the full fiscal year.

Table No. 1 – Real GDP and Expenditures

(in Billions of Pesos)(3)

	Third quarter (annualized)(2)
	2016(1)		2017(1)
GDP	Ps.	17,561.7	Ps.	17,945.2
Add: Imports of goods and services		6,021.2		6,393.8

Total supply of goods and services		23,582.9		24,339.0
Less: Exports of goods and services		5,991.5		6,249.4

Total goods and services available for domestic expenditure	Ps.	17,591.4	Ps.	18,089.6
Allocation of total goods and services:
Private consumption		11,652.6		12,017.1
Public consumption		2,113.5		2,119.6

Total consumption		13,766.0		14,136.7
Total gross fixed investment		3,726.9		3,677.1
Changes in inventory		184.1		162.2

Total domestic expenditures	Ps.	17,677.0	Ps.	17,976.0

Errors and Omissions		85.6		(113.6)

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Annualized. Actual third quarter data has been annualized by multiplying it by four. It is provided for comparison purposes only and is not necessarily indicative of performance for the full fiscal year.
(3)	Constant pesos with purchasing power as of December 31, 2013.

Source: INEGI.

Table No. 2 – Real GDP and Expenditures

(As a Percentage of Total GDP)(3)

	Third quarter (annualized)(2)
	2016(1)	2017(1)
GDP	100.0%	100.0%
Add: Imports of goods and services	34.3%	35.6%

Total supply of goods and services	134.3%	135.6%
Less: Exports of goods and services	34.1%	34.8%

Total goods and services available for domestic expenditures	100.2%	100.8%
Allocation of total goods and services:
Private consumption	66.4%	67.0%
Public consumption	12.0%	11.8%

Total consumption	78.4%	78.8%
Total gross fixed investment	21.2%	20.5%
Changes in inventory	1.0%	0.9%

Total domestic expenditures	100.7%	100.2%

Errors and Omissions	0.5%	(0.6%)

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Annualized. Actual third quarter data has been annualized by multiplying it by four. It is provided for comparison purposes only and is not necessarily indicative of performance for the full fiscal year.
(3)	Constant pesos with purchasing power as of December 31, 2013.

Source: INEGI.

The following tables set forth the composition of Mexico’s real GDP by economic sector and percentage change by economic sector, in constant 2013 pesos and in percentage terms, for the periods indicated. Quarterly GDP data has been multiplied by four to be stated on an annualized basis. Quarterly real GDP data for the period presented is not necessarily indicative of performance for the full fiscal year.

Table No. 3 – Real GDP by Sector

(In Billions of Pesos)(3)

	Third quarter (annualized)(2)
	2016(1)		2017(1)
Primary Activities:
Agriculture, forestry, fishing, hunting and livestock(4)	Ps.	525.6	Ps.	537.2
Secondary Activities:
Mining		1,053.4		947.3
Utilities		269.1		268.2
Construction		1,282.0		1,266.9
Manufacturing		2,781.3		2,874.7
Tertiary Activities:
Wholesale and retail trade		2,977.0		3,071.7
Transportation and warehousing		1,115.9		1,151.3
Information		453.4		484.7
Finance and insurance		777.1		846.8
Real estate, rental and leasing		1,967.8		2,015.6
Professional, scientific and technical services		345.1		350.2
Management of companies and enterprises		101.5		103.7
Support for Business		594.2		626.4
Education services		670.6		669.7
Health care and social assistance		375.1		385.1
Arts, entertainment and recreation		77.3		79.7
Accommodation and food services		392.0		408.6
Other services (except public administration)		360.5		363.9
Public administration		694.8		697.4

Gross value added at basic values		16,813.7		17,149.0
Taxes on products, net of subsidies		748.0		796.2

GDP	Ps.	17,561.7	Ps.	17,945.2

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Annualized. Actual third quarter data has been annualized by multiplying it by four. It is provided for comparison purposes only and is not necessarily indicative of performance for the full fiscal year.
(3)	Based on GDP calculated in constant pesos with purchasing power as of December 31, 2013.
(4)	GDP figures relating to agricultural production set forth in this table and elsewhere herein are based on figures for “agricultural years,” with the definition of the relevant “agricultural year” varying from crop to crop based on the season during which it is grown. Calendar year figures are used for the other components of GDP.

Source: INEGI.

Table No. 4 – Real GDP Growth by Sector

(Percent Change Against Prior Year)(1)

	Third quarter (annualized)(3)
	2016(2)	2017(2)
GDP (constant 2013 prices)	2.8%	2.2%
Primary Activities:
Agriculture, forestry, fishing, hunting and livestock(4)	3.1%	2.2%
Secondary Activities:
Mining	(3.1%)	(10.1%)
Utilities	0.4%	(0.3%)
Construction	1.9%	(1.2%)
Manufacturing	1.3%	3.4%
Tertiary Activities:
Wholesale and retail trade	1.9%	3.2%
Transportation and warehousing	3.1%	3.2%
Information	20.2%	6.9%
Finance and insurance	12.8%	9.0%
Real estate, rental and leasing	2.0%	2.4%
Professional, scientific and technical services	8.4%	1.5%
Management of companies and enterprises	0.7%	2.2%
Administrative support, waste management and remediation services	3.6%	5.4%
Education services	1.3%	(0.1%)
Health care and social assistance	2.5%	2.7%
Arts, entertainment and recreation	4.8%	3.1%
Accommodation and food services	3.7%	4.2%
Other services (except public administration)	2.9%	0.9%
Public administration	(0.5%)	0.4%

Note: Numbers may not total due to rounding.

(1)	Based on GDP calculated in constant pesos with purchasing power as of December 31, 2013.
(2)	Preliminary figures.
(3)	Annualized. Actual third quarter data has been annualized by multiplying it by four. It is provided for comparison purposes only and is not necessarily indicative of performance for the full fiscal year.
(4)	GDP figures relating to agricultural production set forth in this table and elsewhere herein are based on figures for “agricultural years,” with the definition of the relevant “agricultural year” varying from crop to crop based on the season during which it is grown. Calendar year figures are used for the other components of GDP.

Source: INEGI.

According to preliminary figures, Mexico’s GDP increased by 2.2% in real terms during the first nine months of 2017, compared to the same period of 2016. This increase reflects increases in both primary and tertiary activities which compensated for a decrease in secondary activities.

Employment and Labor

According to preliminary Tasa de Desocupación Abierta (open unemployment rate) figures, Mexico’s unemployment rate was 3.6% as of September 30, 2017, a 0.1 percentage point increase from the rate registered on December 31, 2016. As of September 30, 2017, the economically active population in Mexico fifteen years of age and older consisted of 54.4 million individuals.

The new minimum wage of Ps. 88.36 per day, as set by the Comisión Nacional de los Salarios Mínimos (National Minimum Wage Commission) on November 21, 2017, went into effect on December 1, 2017 and was applied uniformly across Mexico.

Principal Sectors of the Economy

Manufacturing

The following table shows the value of industrial manufacturing output in constant 2013 pesos and the percent change against the corresponding period of the prior year for the periods indicated.

Table No. 5 – Industrial Manufacturing Output by Sector(1)

	Third quarter
	2016(2)			2017(2)
Food	Ps.	628.3	2.2%	Ps.	640.4	1.9%
Beverage and tobacco products		156.5	8.1%		159.4	1.9%
Textile mills		26.5	0.1%		26.5	0.1%
Textile product mills		14.8	5.0%		12.7	(14.1%)
Apparel		58.2	(0.4%)		58.3	0.3%
Leather and allied products		23.5	(0.2%)		23.1	(1.8%)
Wood products		24.5	(5.4%)		26.2	7.0%
Paper		49.9	4.1%		51.3	2.7%
Printing and related support activities		18.3	2.8%		17.9	(2.0%)
Petroleum and coal products		62.9	(9.1%)		52.6	(16.3%)
Chemicals		253.5	(2.7%)		247.4	(2.4%)
Plastics and rubber products		75.9	(1.0%)		79.2	4.3%
Nonmetallic mineral products		74.2	2.7%		73.4	(1.0%)
Primary metals		182.1	(0.2%)		184.0	1.0%
Fabricated metal products		96.9	0.3%		98.8	1.9%
Machinery		119.6	0.8%		130.8	9.4%
Computers and electronic products		222.4	6.6%		240.0	7.9%
Electrical equipment, appliances and components		87.9	4.2%		89.7	2.1%
Transportation equipment		517.3	0.3%		573.2	10.8%
Furniture and related products		30.7	(3.5%)		28.9	(5.7%)
Miscellaneous		57.4	3.9%		60.8	5.8%
Total	Ps.	2,781.3	1.3%	Ps.	2,874.7	3.4%

(1)	In billions of constant pesos with purchasing power as of December 31, 2013 and percent change against corresponding period of prior year. Percent change reflects differential in constant 2013 pesos.
(2)	Preliminary figures.

Source: INEGI

FINANCIAL SYSTEM

Monetary Policy, Inflation and Interest Rates

Monetary Policy

Mr. Agustín Guillermo Carstens Carstens stepped down as Governor of the five-member Junta de Gobierno (Board of Governors) of Banco de México on November 30, 2017. Alejandro Díaz de León was appointed as successor Governor of Banco de México by the President on November 28, 2017 and began serving on December 1, 2017.

Money Supply and Financial Savings

The following table shows Mexico’s M1 and M4 money supply aggregates at each of the dates indicated. The methodology for the calculation of Mexico’s M1 and M4 money supply is discussed in “Financial System—Monetary Policy, Inflation and Interest Rates—Money Supply and Financial Savings” in the 2016 Form 18-K.

Table No. 6 – Money Supply

	September 30,
	2016		2017(1)
	(in millions of nominal pesos)
M1:
Bills and coins	Ps.	1,125,626	Ps.	1,227,837
Checking deposits
In domestic currency		1,298,241		1,448,144
In foreign currency		411,950		516,892
Interest-bearing peso deposits		640,099		651,458
Savings and loan deposits		16,048		18,908

Total M1	Ps.	3,491,965	Ps.	3,863,239

M4	Ps.	14,733,505	Ps.	15,830,848

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.

Source: Banco de México.

Inflation

Consumer inflation for the first nine months of 2017 was 5.9%, which was above the 3.0% (+/- 1.0%) target inflation for the year and 3.1 percentage points higher than the 2.8% consumer inflation for 2016. This was mainly a combined result of the adjustment of energy prices, particularly the liberalization of gasoline prices, exchange rate changes, higher agricultural prices and the increase in the minimum wage.

The following table shows, in percentage terms, the changes in price indices and annual increases in the minimum wage for the periods indicated. For additional information on Mexico’s minimum wage policy, see “The Economy—Employment and Labor.”

Table No. 7 – Rates of Change in Price Indices

	National Producer Price Index(1)(2)(3)(4)	National Consumer Price Index(1)(5)	Increase in Minimum Wage
2015	2.9	2.7	6.9
2016	5.7	2.8	4.2
2017
January	9.8	4.7	9.6
February	9.5	4.9	—
March	9.4	5.4	—
April	8.7	5.8	—
May	8.1	6.2	—
June	6.7	6.3	—
July	5.9	6.4	—
August	5.6	6.7	—
September	4.5	6.3	—
October	5.3	6.4	—
November	5.2	6.6	—
December(6)	—	—	10.4

(1)	For annual figures, changes in price indices are calculated each December.
(2)	National Producer Price Index figures represent the changes in the prices for basic merchandise and services (excluding oil prices). The index is based on a methodology implemented in June 2012.
(3)	Preliminary figures for 2016-2017.
(4)	National Producer Price Index takes June 2012 as a base date.
(5)	National Consumer Price Index takes the second half of December 2010 as a base date.
(6)	December 2017 National Producer Price Index and National Consumer Price Index figures not available.

Sources: INEGI; Ministry of Labor.

Interest Rates

The following table sets forth the average interest rates per annum on 28-day and 91-day interest rate accrued on Certificados de la Tesororía de la Federación (Federal Treasury Certificates, or Cetes), the costo porcentual promedio (the average weighted cost of term deposits for commercial banks, or CPP) and the 28-day and 91-day tasa de interés interbancaria de equilibrio (the equilibrium interbank interest rate, or TIIE) for the periods indicated.

Table No. 8 – Average Cetes, CPP and TIIE Rates

	28-Day Cetes	91-Day Cetes	CPP	28-Day TIIE	91-Day TIIE
2015:
January-June	2.9	3.0	2.2	3.3	3.3
July-December	3.1	3.2	2.1	3.3	3.4
2016:
January-June	3.6	3.8	2.4	3.9	4.0
July-December	4.7	4.9	2.9	5.0	5.1
2017:
January	5.8	6.3	3.6	6.1	6.3
February	6.1	6.4	3.7	6.4	6.6
March	6.3	6.6	3.9	6.6	6.8
April	6.5	6.7	4.1	6.9	6.9
May	6.6	6.8	4.2	7.0	7.0
June	6.8	7.1	4.3	7.2	7.3
July	7.0	7.1	4.3	7.4	7.4
August	6.9	7.1	4.5	7.4	7.4
September	7.0	7.1	4.5	7.4	7.4
October	7.0	7.1	4.6	7.4	7.4
November	7.0	7.1	4.7	7.4	7.4
December(1)	7.2	7.3	4.6	7.5	7.6

(1)	Figures as of December 28, 2017.

Source: Banco de México.

During the first nine months of 2017, interest rates on 28-day Cetes averaged 6.6%, as compared to 3.8% during the same period of 2016. Interest rates on 91-day Cetes averaged 6.8%, as compared to 4.0% during the same period of 2016.

On December 28, 2017, the 28-day Cetes rate was 7.22% and the 91-day Cetes rate was 7.36%.

On March 28, 2017, Banco de México transferred its operating surplus for fiscal year 2016 of Ps. 321.7 billion to the Government. In accordance with the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Law of Budget and Fiscal Accountability), the Government must apply 70% of this operating surplus amount, equivalent to Ps. 225.2 billion, to amortize debt or to reduce outstanding indebtedness. During 2017, Banco de México’s operating surplus was used as follows: Ps. 139.2 billion in repurchase transactions, Ps. 11.5 billion to reduce the amount previously planned to be auctioned and Ps. 74.5 billion to eliminate additional external market debt. As of November 16, 2017, no amount remained from Banco de México’s operating surplus for fiscal year 2016.

Exchange Controls and Foreign Exchange Rates

Foreign Exchange Policy

The foreign exchange market mechanism consisting of non-deliverable forward auctions implemented by the Foreign Exchange Commission on March 6, 2017, as further described in “Financial System—Exchange Controls and Foreign Exchange Rates—Foreign Exchange Policy” in the 2016 Form 18-K, resulted in a total sale of U.S.$5 billion in 2017, or 25% of the U.S.$20 billion maximum program size.

The following table sets forth, for the periods indicated, the daily peso/dollar exchange rates announced by Banco de México for the payment of obligations denominated in dollars and payable in pesos within Mexico.

Table No. 9 – Exchange Rates

	Representative Market Rate
	End-of-Period	Average
2015	17.2487	15.8680
2016	20.6194	18.6908
2017
January	20.7908	21.3853
February	19.9957	20.2905
March	18.7955	19.3010
April	18.9594	18.7875
May	18.6909	18.7557
June	18.0626	18.1326
July	17.8646	17.8283
August	17.8145	17.8070
September	18.1590	17.8357
October	19.1478	18.8161
November	18.6229	18.9158
December(1)	19.6629	19.1812

(1)	Figures as of December 29, 2017.

Source: Banco de México.

On December 29, 2017, the peso/dollar exchange rate closed at Ps. 19.6629 = U.S$1.00, a 4.6% appreciation in dollar terms as compared to the rate on December 31, 2016. The peso/U.S. dollar exchange rate announced by Banco de México on December 29, 2017 (which took effect on the second business day thereafter) was Ps. 19.6595 = U.S.$1.00.

Securities Markets

The Bolsa Mexicana de Valores (Mexican Stock Exchange, or BMV) publishes the Índice de Precios y Cotizaciones (Stock Market Index, or the IPC) based on a group of the thirty-five most actively traded shares.

On December 28, 2017, the IPC stood at 48,862 points, representing a 7.1% increase from the level at December 30, 2016.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Foreign Trade Performance

The following table provides information about the value of Mexico’s merchandise exports and imports (excluding tourism) for the periods indicated.

Table No. 10 – Exports and Imports

	First nine months
	2016	2017(1)
	(in millions of dollars, except average price of the Mexican crude oil mix)
Merchandise exports (f.o.b.)
Oil and oil products	$13,371.6	$16,248.5
Crude oil	10,929.8	13,349.0
Other	2,441.8	2,899.5
Non-oil products	260,440.7	283,039.7
Agricultural	10,866.2	11,685.5
Mining	3,070.8	3,988.9
Manufactured goods(2)	246,503.7	267,365.3

Total merchandise exports	273,812.3	299,288.2

Merchandise imports (f.o.b.)
Consumer goods	37,955.6	41,064.3
Intermediate goods(2)	218,592.0	237,122.8
Capital goods	29,554.4	30,152.3

Total merchandise imports	286,102.0	308,339.4

Trade balance	$(12,289.6)	$(9,051.2)

Average price of Mexican oil mix(3)	$33.6	$44.3

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Includes the in-bond industry.
(3)	In U.S. dollars per barrel.

Source: Banco de México/PEMEX.

Foreign Trade Agreements

The fourth round of negotiations between Canada, Mexico and the U.S. involving the North American Free Trade Agreement (NAFTA) took place in Arlington, VA from October 11 through 17, 2017. The fifth round of negotiations took place in Mexico City from November 17 through November 21, 2017. The sixth round of negotiations is expected to be held in Montreal, Canada from January 23 through January 28, 2018. Changes to NAFTA may greatly affect Mexico’s industries, especially manufacturing and agriculture, but it is difficult to predict the impact of a renegotiated NAFTA on Mexico.

Balance of Payments and International Reserves

The following table sets forth Mexico’s balance of payments for the periods indicated:

Table No. 11 – Balance of Payments(1)

	Third quarter
	2016	2017(1)
	(in millions of dollars)
Current account(2)	$(20,286.4)	$(13,744.0)
Credits	318,628.5	349,760.6
Merchandise exports (f.o.b.)	274,070.9	299,583.6
Non-factor services	18,224.3	19,837.4
Transport	1,242.7	1,372.8
Tourism	14,551.6	15,954.3
Insurance and pensions	2,088.8	2,112.9
Financial Services	115.9	183.9
Others	225.4	213.5
Primary Income	6,076.8	8,864.0
Secondary Income	20,256.4	21,475.7
Debits	338,914.9	363,504.6
Merchandise imports (f.o.b.)	286,321.5	308,629.3
Non-factor services	24,721.2	27,594.9
Transport	9,696.9	10,870.1
Tourism	7,387.0	7,683.1
Insurance and pensions	3,522.6	3,674.8
Financial Services	1,307.0	1,696.6
Others	2,807.7	3,670.3
Primary Income	27,337.5	26,633.8
Secondary Income	534.7	646.7
Capital account	12.0	(6.2)
Debit	237.6	248.9
Credit	249.6	242.5
Financial account	(24,300.1)	(20,159.3)
Direct investment	(22,477.8)	(18,041.6)
Portfolio investment	(21,272.8)	(17,680.2)
Financial derivatives	651.6	4,302.6
Other investment	18,124.0	16,311.0
Reserve assets	675.0	(5,051.3)
Errors and omissions	(4,025.6)	(6,409.1)

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Current account figures are calculated according to a methodology developed to conform to new international standards under which merchandise exports and merchandise imports include the in-bond industry.

Source: Banco de México.

Current Account

In the third quarter of 2017, Mexico’s current account registered a deficit of 1.8% of GDP, or U.S.$5,528 million. The increase in the oil deficit was offset by a decrease in the non-oil trade balance deficit, caused by a strengthening of global economic activity which contributed to the recovery of Mexican manufactured exports, an increase in the Primary Income balance, as well as an increase in the surplus of the remittances account.

Capital Account

In the third quarter of 2017, Mexico registered a capital account deficit of U.S.$4 million.

Financial Account

In the third quarter of 2017, Mexico registered financial account outflows of U.S.$9.2 billion, which was due to a net outflow of foreign direct investment and portfolio investment offset by other investment.

International Reserves and Assets

The following table sets forth Banco de México’s international reserves and net international assets at the end of each period indicated.

Table No. 12 – International Reserves and Net International Assets(3)

	End-of-Period International Reserves(1)(2)	End-of-Period Net International Assets
	(in millions of dollars)
2016	176,542	178,057
2017(4)
January	174,791	176,657
February	175,145	181,847
March	174,931	178,735
April	175,011	176,779
May	175,138	177,045
June	174,246	175,425
July	173,360	175,713
August	173,032	174,482
September	173,031	174,920
October	172,820	177,208
November	172,672	174,474
December(5)	172,465	175,253

(1)	Includes gold, Special Drawing Rights (international reserve assets created by the International Monetary Fund (IMF) and foreign exchange holdings.
(2)	“International reserves” are equivalent to: (a) gross international reserves, minus (b) international liabilities of Banco de México with maturities of less than six months.
(3)	“Net international assets” are defined as: (a) gross international reserves, plus (b) assets with maturities greater than six months derived from credit agreements with central banks, less (x) liabilities outstanding to the IMF and (y) liabilities with maturities of less than six months derived from credit agreements with central banks.
(4)	Preliminary figures.
(5)	Figures as of December 22, 2017.

Source: Banco de México.

PUBLIC FINANCE

The Budget

On September 8, 2017, the President of Mexico submitted the proposed Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2018 (Federal Revenue Law for 2018, or the 2018 Revenue Law) and the proposed Presupuesto de Egresos de la Federación para el Ejercicio Fiscal de 2018 (Federal Expenditure Budget for 2018, or the 2018 Expenditure Budget) to the Congreso de la Unión (Congress) for its approval. The 2018 Revenue Law was approved by the Cámara de Diputados (Chamber of Deputies) on October 19, 2017 and by the Senate on October 27, 2017. The 2018 Revenue Law was published in the Official Gazette of the Federation on November 15, 2017. The 2018 Expenditure Budget was approved by the Chamber of Deputies on November 9, 2017 and was published in the Official Gazette of the Federation on November 29, 2017.

Selected estimated budget expenditures and preliminary results are set forth in the table below.

Table No. 13 – Budgetary Expenditures; 2017 Expenditure Budget

(In Billions of Pesos)

	2015 Results(1)	2016 Results(1)	First nine months of 2017 Results(1)	2017 Budget(2)	2018 Budget(2)
Health	Ps. 121.2	Ps. 121.8	Ps. 105.8	Ps. 121.8	Ps. 121.9
Education	323.1	301.5	212.4	267.7	275.4
Housing and community development	29.2	26.0	12.2	16.0	16.7
Government debt servicing	322.2	370.1	260.4	416.3	489.1
CFE and PEMEX debt servicing	86.1	102.9	98.9	120.4	136.2
PEMEX	72.6	86.9	82.0	102.3	110.8
CFE	13.5	16.0	16.9	18.1	25.4
Other	0.0	0.0	0.0	0.0	0.0

(1)	Preliminary figures.
(2)	2017 Budget and 2018 Budget figures represent budgetary estimates, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2017 and 2018, respectively. These figures do not reflect actual results or updated estimates of Mexico’s economic results for either year.

Source: Ministry of Finance and Public Credit.

The table below sets forth the budgetary results for 2012–2016 and the first nine months of 2017. It also sets forth certain assumptions and targets from Mexico’s 2017 Budget.

Table No. 14 – Budgetary Results; 2017 Budget Assumptions and Targets

	2013 Results(1)	2014 Results(1)	2015 Results(1)	2016 Results(1)	First nine months of 2017 Results(1)	2017 Budget(2)	2018 Budget
Real GDP growth (%)	1.4%	2.8%	3.3%	2.9%	2.2%	2.0-2.6%	2.0-3.0%
Increase in the national consumer price index (%)	4.0%	4.1%	2.1%	3.4%	6.3%	5.8%	3.0%
Average export price of Mexican oil mix (U.S.$/barrel)	$98.44	$85.48	$43.12	$35.63	$44.3	$ 43(3)	$46
Average exchange rate (Ps./$1.00)	12.8	13.3	15.9	18.7	18.9	18.7	18.1
Average rate on 28-day Cetes (%)	3.8%	3.0%	3.0%	4.2%	6.6%	6.7%	7.0%
Public sector balance as % of GDP(5)	(2.3)%	(3.1)%	(3.4)%	(2.5)%	0.3%	1.1%	0.0%
Primary balance as % of GDP(4)	(0.4)%	(1.1)%	(1.2)%	(0.1)%	1.9%	0.4%	0.9%
Current account deficit as % of GDP	(2.4)%	(1.8)%	(2.6)%	(2.2)%	(1.7)%	(1.8)%	(1.8)%

(1)	Preliminary figures.
(2)	2017 Budget figures represent budgetary estimates, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2017. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2017 economic results.
(3)	The Government entered into hedging agreements to mitigate the effects of a potential decline in oil prices with respect to the level that was assumed in the 2017 Revenue Law. Therefore, the approved expenditures level should not be affected if the weighted average price of crude oil exported by PEMEX for the year falls below the price assumed in the 2017 Budget.
(4)	Includes the effect of expenditures related to the issuance of bonds pursuant to reforms to the ISSSTE Law and the recognition as public sector debt of certain PIDIREGAS obligations, as discussed under “Public Finance—Revenues and Expenditures—General.”

Source: Ministry of Finance and Public Credit.

Revenues and Expenditures

The following table presents the composition of public sector budgetary revenues for the first nine months of 2016 and 2017.

Table No. 15 – Public Sector Budgetary Revenues

(In Billions of Pesos)(3)

	First nine months of 2016(1)	First nine months of 2017(1)	2017 Budget(2)	2018 Budget(2)
Budgetary revenues	3,501.2	3,773.0	4,360.9	4,778.3
Federal government	2,655.4	2,986.3	3,263.8	3,584.9
Taxes	2,041.5	2,182.7	2,739.4	2,957.5
Income tax	1,066.0	1,188.7	1,422.7	1,564.3
Value-added tax	586.0	637.6	797.7	876.9
Excise taxes	322.5	282.4	433.9	421.8
Import duties	37.2	38.5	45.8	47.3
Export duties	0.0	0.0	0.0	0.0
Luxury goods and services	0.0	0.0	0.0	0.0
Other	26.9	32.3	39.3	42.4
Non-tax revenue	613.9	809.2	524.4	627.4
Fees and tolls	46.1	51.9	50.7	46.4
Transfers from the Mexican Petroleum Fund for Stabilization and Development	238.3	335.3	386.9	456.8
Rents, interest and proceeds of assets sales	0.0	0.0	0.0	0.0
Fines and surcharges	322.8	416.4	86.7	117.8
Other	6.6	5.6	0.0	6.5
Public enterprises and agencies	845.8	786.7	1,097.2	1,193.3
PEMEX	382.6	255.1	400.4	423.3
Others	463.2	531.6	696.7	770.0

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Budgetary estimates as of December 2016. Budgetary estimates for 2017 were converted into constant pesos using the GDP deflator for 2017, estimated as of December 2016.
(3)	Constant pesos with purchasing power as of December 31, 2013.

Source: Ministry of Finance and Public Credit.

PUBLIC DEBT

Historical Balance of Public Sector Borrowing Requirements

The following table sets forth the Historical Balance of Public Sector Borrowing Requirements as a percentage of GDP at each of the dates indicated:

Table No. 16 – Historical Balance of Public Sector Borrowing Requirements

(Percentage of GDP)

	At September 30,
	2016	2017(1)
Historical Balance of Public Sector Borrowing Requirements(2)	48.0%	44.5%

(1)	Percentage of GDP is calculated using the estimated annual GDP for 2017, consistent with the update of the GDP growth range published by the Ministry of Finance and Public Credit on May 22, 2017.
(2)	The Historical Balance of Public Sector Borrowing Requirements represents net obligations incurred to achieve public policy objectives, both of public institutions and of private entities acting on behalf of the Government. It includes obligations due minus financial assets available, including loans granted and debt amortization funds, as a reflection of the annual trajectory of Public Sector Borrowing Requirements. The Historical Balance of Public Sector Borrowing Requirements includes the budgetary public sector net debt and net obligations of IPAB, of FONADIN, associated with long-term infrastructure-related projects (PIDIREGAS) and the support programs for debtors, as well as the expected gains or losses of development banks and development funds, minus financial assets available, including loans granted and debt amortization funds, as a reflection of the annual trajectory of the Public Sector Borrowing Requirements.

At September 30, 2017, the Historical Balance of Public Sector Borrowing Requirements represented 44.5% of GDP, a decrease of 5.6% of GDP from 50.1% of GDP at the end of 2016. For an explanation of Mexico’s public debt classification, including an explanation of the Historical Balance of Public Sector Borrowing Requirements, please see “Public Debt—Public Debt Classification.”

Internal Debt

Internal Public Sector Debt

Table No. 17 – Gross and Net Internal Debt of the Public Sector

	At September 30,
	2016		2017
Gross Debt	Ps.	5,850.7	Ps.	6,547.9
By Term
Long-term		5,345.5		5,998.0
Short-term		505.2		549.9
By User
Federal Government		5,309.0		5,998.8
State Productive Enterprise (Pemex and CFE)		425.0		403.2
Development Banks		116.7		145.9
Financial Assets		258.8		625.2
Total Net Debt		5,591.9		5,922.8
Gross Internal Debt/GDP		30.5%		30.8%
Net Internal Debt/GDP(1)		29.2%		27.9%

(1)	“Net internal debt” represents the internal debt directly incurred by the Government at the end of the period indicated, including Banco de México’s General Account Balance and the assets of the Fondo de Ahorro Para el Retiro (Retirement Savings System Fund). It does not include the debt of budget-controlled and administratively-controlled agencies or any debt guaranteed by the Government. In addition, “net internal debt” is comprised of Cetes and other securities sold to the public in auctions for new issuances (primary auctions), but does not include any debt allocated to Banco de México for its use in Regulación Monetaria (regulating the money supply). This is because Banco de México’s sales of debt pursuant to Regulación Monetaria does not increase the Government’s overall level of internal debt; Banco de México must reimburse the Government for any allocated debt that Banco de México sells in the secondary market and that is presented to the Government for payment. However, if Banco de México carries out a high volume of sales of allocated debt in the secondary market, this can result in the Government’s outstanding internal debt being higher than its outstanding net internal debt.

Internal Government Debt

Table No. 18 – Gross and Net Internal Debt of the Government(1)

	At September 30,
	2016		2017(2)
	(in billions of pesos, except percentages)
Gross Debt
Government Securities	Ps. 4,858.1	92%	Ps. 5,407.3	90%
Cetes	637.5	12%	678.9	11%
Floating Rate Bonds	390.5	7%	460.8	8%
Inflation-Linked Bonds	1,164.2	22%	1,434.6	24%
Fixed Rate Bonds	2,658.7	50%	2,825.5	47%
STRIPS of Udibonos	7.1	0%	7.5	0%
Other(3)	451.0	8%	591.5	10%

	At September 30,
	2016			2017(2)
	(in billions of pesos, except percentages)
Total Gross Debt		5,309.0	100.0%		5,998.8	100.0%

Net Debt
Financial Assets(4)		225.7			594.7

Total Net Debt	Ps.	5,083.3		Ps.	5,404.1

Gross Internal Debt/GDP		27.7%			28.2%
Net Internal Debt/GDP		26.5%			25.4%

Note: Numbers may not total due to rounding.

(1)	Internal debt figures do not include securities sold by Banco de México in open-market operations to manage liquidity levels pursuant to Regulación Monetaria. This is because this does not increase the Government’s overall level of internal debt. Banco de México must reimburse the Government for any allocated debt that Banco de México sells into the secondary market and that is presented to the Government for payment. If Banco de México undertakes extensive sales of allocated debt in the secondary market, however, this can result in an elevated level of outstanding internal debt as compared to the Government’s figure for net internal debt.
(2)	Preliminary figures.
(3)	Includes Ps. 145.3 billion at September 30, 2016 and Ps. 142.7 billion at September 30, 2017 in liabilities associated with social security under the ISSSTE Law.
(4)	Includes the net balance (denominated in pesos) of the Federal Treasury’s General Account in Banco de México.

Source: Ministry of Finance and Public Credit.

External Debt

External Public Sector Debt

According to preliminary figures, as of September 30, 2017, outstanding gross public sector external debt totaled U.S.$193.7 billion, an approximate U.S.$12.7 billion increase from the U.S.$181.0 billion outstanding on December 31, 2016. Of this amount, U.S.$191.3 billion represented long-term debt and U.S.$2.5 billion represented short-term debt. Net external indebtedness also increased by U.S.$14.1 billion during the first nine months of 2017, mainly due to an increase in indebtedness issued on the capital markets.

The following tables set forth a summary of Mexico’s external public sector debt, including a breakdown of such debt by type, a breakdown of such debt by currency and net external public sector debt at the dates indicated:

Table No. 19 – Summary of External Public Sector Debt by Type(1)

	At December 31, 2016	At September 30, 2017(3)
	(in millions of U.S. dollars)
Long-Term Direct Debt of the Government	88,157	90,635
Long-Term Debt of Budget Controlled Agencies	82,688	92,895
Other Long-Term Public Debt(2)	7,048	7,731

Total Long-Term Debt	177,893	191,261

Total Short-Term Debt	3,093	2,463

Total Long- and Short-Term Debt	180,986	193,724

Table No. 20 – Summary of External Public Sector Debt by Currency

	At December 31, 2016			At September 30, 2017(3)
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	144,185	79.7%	U.S.$	149,496	77.2%
Japanese Yen		6,410	3.5		6,690	3.5%
Swiss Francs		1,331	0.7		1,375	0.7%
Pounds Sterling		2,257	1.3		2,450	1.3%
Euro		24,409	13.5		31,085	16.0%
Others		2,393	1.3		2,629	1.4%

Total	U.S.$	180,986	100.0%		U.S. 193,724	100.0%

Table No. 21 – Net External Debt of the Public Sector

	At December 31, 2016		At September 30, 2017(3)
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	177,692.5	U.S.$	191,825.3
Gross External Debt/GDP		19.2%		16.5%
Net External Debt/GDP		18.8%		16.3%

Note: Numbers may not total due to rounding.

(1)	External debt denominated in foreign currencies other than U.S. dollars has been translated into dollars at exchange rates as of each of the dates indicated. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of which was outstanding as of September 30, 2017) or (b) loans from the Commodity Credit Corporation to public sector Mexican banks. External debt is presented herein on a “gross” basis, and includes external obligations of the public sector at their full outstanding face or principal amount. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include Mexican public sector external debt that is held by public sector entities but that has not been cancelled.
(2)	Includes debt of development banks and other administratively-controlled agencies whose finances are consolidated with those of the Government.
(3)	Adjusted to reflect the effect of currency swaps.

Source: Ministry of Finance and Public Credit.

External Government Debt

The following tables set forth a summary of Mexico’s external government debt, including the gross external government debt, net external government debt and net government debt at the dates indicated:

Table No. 22 – Gross External Debt of the Government by Currency

	At December 31, 2016			At September 30, 2017(3)
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	67,533	76.6%	U.S.$	68,082	75.1%
Japanese Yen		4,525	5.1%		4,687	5.2%
Swiss Francs		—	—		—	—
Pounds Sterling		1,825	2.1%		1,981	2.2%
Euros		14,256	16.2%		15,868	17.5%
Others		18	0.0%		18	0.0%

Total	U.S.$	88,157	100.0%	U.S.$	90,635	100.0%

Table No. 23 – Net External Debt of the Government

	At December 31, 2016		At September 30, 2017(3)
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	86,666.0	U.S.$	90,326.0
Gross External Debt/GDP		9.4%		7.7%
Net External Debt/GDP		9.2%		7.7%

Table No. 24 – Net Debt of the Government

	At December 31, 2016	At September 30, 2017(3)
Internal Debt	75.0%	76.7%
External Debt	25.0%	23.3%

Note: Numbers may not total due to rounding.

(1)	External debt denominated in foreign currencies other than U.S. dollars has been translated into dollars at exchange rates as of each of the dates indicated. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of which was outstanding as of September 30, 2017) or (b) loans from the Commodity Credit Corporation to public sector Mexican banks. External debt is presented herein on a “gross” basis, and includes external obligations of the public sector at their full outstanding face or principal amount. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include Mexican public sector external debt that is held by public sector entities but that has not been cancelled.
(2)	Includes debt of development banks and other administratively-controlled agencies whose finances are consolidated with those of the Government.
(3)	Adjusted to reflect the effect of currency swaps.

Source: Ministry of Finance and Public Credit.

Recent External Securities Offerings and Liability Management Transactions

Mexico offers additional debt securities from time to time and, in order to manage the composition of its outstanding liabilities, Mexico engages from time to time in a variety of transactions including tender offers, open market purchases and early redemptions.

On March 28, 2017, Mexico issued U.S.$3.2 billion of its 4.150% Global Notes due 2027. Mexico used a portion of the proceeds from this offering to redeem its outstanding 5.950% Global Notes due 2019.

On October 10, 2017, Mexico issued U.S.$1,880,000,000 4.600% Global Notes due 2048. Mexico used a portion of the proceeds from this offering to redeem its outstanding 5.125% Global Notes due 2020.

IMF Credit Lines

On November 29, 2017, the Executive Board of the IMF approved a successor two-year arrangement for Mexico under the Flexible Credit Line (FCL) in an amount equivalent to 62.3889 billion Special Drawing Rights (SDR) (about U.S.$88 billion) and canceled the previous arrangement in the same amount.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Under recently enacted legislation, U.S. holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. U.S. holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

2048 Notes

Mexico expects that the 2048 notes will be treated as issued in a “qualified reopening” of the outstanding U.S. $1,880,000,000 4.600% Global Notes due 2048 (CUSIP: 91087B AD2, ISIN US91087BAD29) previously issued by Mexico (the “original 2048 notes”) for U.S. federal income tax purposes. Debt instruments issued in a qualified reopening for U.S. federal income tax purposes are deemed to be part of the same issue as the original debt instruments. Under such treatment, the 2048 notes would have the same issue date, the same issue price and the same adjusted issue price as the original 2048 notes for U.S. federal income tax purposes. A U.S. holder acquiring the 2048 notes pursuant to this offering generally will be treated as acquiring the notes with premium, as described in the accompanying prospectus under “Taxation—United States Federal Taxation—Premium.” However, because the 2048 notes may be redeemable by Mexico prior to maturity at a premium, special rules may apply that could reduce, eliminate or defer the amount of premium that you may amortize with respect to the 2048 notes. Please consult your tax adviser about the effect of Mexico’s optional redemption right on your ownership of the 2048 notes.

A U.S. holder will generally be taxed on interest on the 2048 notes as ordinary income at the time such holder receives the interest or when it accrues, depending on the holder’s method of accounting for tax purposes. However, the portion of the first interest payment on the 2048 notes that represents a return of accrued interest that a U.S. holder paid as part of the purchase price for the 2048 notes will not be treated as an interest payment, and thus will not be includible in income, for U.S. federal income tax purposes.

European Union Taxation

The Proposed Financial Transaction Tax

The European Commission’s proposal for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”) remains subject to negotiation between the participating Member States (no longer including Estonia) and the timing and scope of any next steps remain unclear.

CERTAIN BENEFIT PLAN CONSIDERATIONS

Each purchaser of the notes in this offering that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each holder of a note in this offering that is a “Plan” and that acquires notes in connection with this offering will be deemed to represent by its purchase and holding of the notes offered hereby that a fiduciary (the “Fiduciary”) independent of Mexico, the underwriters, or any of their affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire and hold the notes in this offering and that such Fiduciary:

(i)	is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time,

(ii)	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary,

(iii)	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the notes,

(iv)	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire or hold the notes,

(v)	has exercised independent judgment in evaluating whether to invest the assets of the Plan in the notes,

(vi)	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition or holding of the notes,

(vii)	understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition or holding of the notes, and

(viii)	confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition or holding of the notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The underwriters severally have agreed to purchase, and Mexico has agreed to sell to them, the principal amount of the notes listed opposite their names below. The terms agreement, dated as of January 3, 2018, between Mexico and the underwriters provides the terms and conditions that govern this purchase.

Underwriters	Principal Amount of the 2028 Notes		Principal Amount of the 2048 Notes
BBVA Securities Inc.	U.S. $	850,881,000	U.S. $	214,876,000
J.P. Morgan Securities LLC	U.S. $	850,881,000	U.S. $	214,876,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S. $	853,434,000	U.S. $	215,522,000

Total	U.S. $	2,555,196,000	U.S. $	645,274,000

BBVA Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint lead underwriters in connection with the offering of the notes.

The underwriters plan to offer the notes to the public at the respective public offering prices set forth for the 2028 notes and the 2048 notes on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may vary the offering prices and other selling terms. The underwriters may offer and sell the bonds through certain of their respective affiliates.

The underwriters are purchasing and offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of the validity of the notes by counsel and other conditions contained in the terms agreement, such as the receipt by the underwriters of certificates of officials and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders, in whole or in part.

The underwriters are acting as joint dealer managers and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the billing and delivering bank (the “B&D Bank”) for Mexico’s Tender Offer on the terms and subject to the conditions set forth in the Offer to Purchase, dated January 3, 2018. Pursuant to the terms of the Offer to Purchase, purchasers of the notes offered hereby who tender outstanding notes in the Tender Offer may benefit from preferential acceptance of their tenders, subject to certain conditions.

It is anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the B&D Bank for the Tender Offer, will purchase the tendered notes pursuant to the Offer to Purchase on January 9, 2018, two business days prior to settlement of the notes. On the settlement date of the notes, the B&D Bank will be entitled to offset a portion of the net proceeds of this offering against the full amount due to the B&D Bank by Mexico for the tendered notes purchased by the B&D Bank for delivery to Mexico, and the B&D Bank will pay the balance of the net proceeds of the notes to Mexico.

Certain of the joint lead underwriters are not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer. To the extent that any such broker-dealer intends to effect sales in the United States or to U.S. persons, they will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Mexico or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Mexico or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the notes, the underwriters and their affiliates may engage in transactions that stabilize, maintain or affect the price of the notes. In particular, the underwriters or their affiliates may:

•	over-allot in connection with the offering (i.e., apportion to dealers more of the notes than the underwriters have), creating a short position in the notes for their own accounts;

•	bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

•	if the underwriters or their affiliates repurchase previously distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters or their affiliates are not required to engage in these activities, but, if they do, they may discontinue them at any time.

Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the underwriters, or any person acting on behalf of the underwriters, in accordance with all applicable laws and rules. This supplements the stabilization provision in the prospectus dated February 8, 2016 issued by Mexico.

Certain of the underwriters and their affiliates have engaged in and may in the future engage in other transactions with and perform services for Mexico. These transactions and services are carried out in the ordinary course of business.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of certain outstanding notes of Mexico from time to time. An affiliate of BBVA Securities Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated may be a holder of certain of the outstanding notes of Mexico as set forth in the Offer to Purchase and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

It is expected that delivery of the notes will be made against payment therefor on the sixth day following the date hereof (such settlement cycle being referred to herein as “T+6”). Trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next four business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the next four succeeding business days should consult their own advisors.

The net proceeds to Mexico from the sale of the notes will be approximately U.S. $3,173,964,076.18, after the deduction of the underwriting discount and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately U.S. $250,000.

The underwriters have agreed to pay for certain expenses of Mexico in connection with the offering of the notes.

Mexico has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

Selling Restrictions

The notes are being offered for sale in jurisdictions where it is legal to make such offers. The notes will not be sold or offered in any place without compliance with the applicable laws and regulations of that place. There will not be any distribution or publication of any document or information relating to the notes in any place without compliance with the applicable laws and regulations of that place. If you receive this prospectus supplement and the related prospectus, then you must comply with the applicable laws and regulations of the place where you (a) purchase, offer, sell or deliver the notes or (b) possess, distribute or publish any offering material relating to the notes. Your compliance with these laws and regulations will be at your own expense.

In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of notes in Belgium, Canada, Chile, Colombia, Denmark, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Mexico, the Netherlands, Norway, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay. See below and “Plan of Distribution” in the prospectus for further details on the restrictions on the offer and sale of the notes.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the notes under the registration statement.

Belgium

In Belgium, this offer is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 10 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market (Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt/Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marches réglementés), as amended or replaced from time to time (Belgian qualified investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers).

A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

Belgian Qualified Investors are professional clients and eligible counterparties as referred to in Annex A and Article 3, § 1 of the Belgian Royal Decree of June 3, 2007 containing detailed rules implementing the Markets in Financial Instruments Directive (“MiFID”) and the Commission Directive 2006/73/EC implementing MiFID as regards organizational requirements and operating conditions for investment firms and defined terms for the purposes of that Directive (Koninklijk besluit tot bepaling van nadere regels tot omzetting van de richtlijn betreffende markten voor financiële instrumenten/Arrêté royal portant les règles et modalités visant à transposer la directive concernant les marchés d’instruments financiers), as amended or replaced from time to time.

As a result, this offer does not constitute a public takeover bid pursuant to Articles 3 and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the offer, the offering memorandum, as well as any other information circulars, brochures or similar materials relating to the offer have not been, and will not be, notified or submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities.

The offer, the offering memorandum as well as any other information circulars, brochures or similar materials relating to the offer may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors, acting on their own account who are not Consumers.

Accordingly, the information contained in this offering memorandum as well as in any other information circulars, brochures or similar materials relating to the offer, may not be used for any other purpose or disclosed to any other person in Belgium.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Purchasers in Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE (SUPERINTENDENCIA DE VALORES Y SEGUROS OR “SVS”) (“RULE 336”), THE NOTES MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE SVS).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1.	DATE OF COMMENCEMENT OF THE OFFER: JANUARY 3, 2018. THE OFFER OF THE NOTES IS SUBJECT TO RULE 336;

2.	THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED WITH THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE SVS, NOR WITH THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE SVS; HENCE, THE NOTES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS;

3.	SINCE THE NOTES ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE NOTES IN CHILE; AND

4.	THE NOTES SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED WITH THE RELEVANT SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA

NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA SUPERINTENDENCIADE VALORES Y SEGUROS DE CHILE (LA “SVS”), LOS VALORES PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº 410, DE 27 DE JULIO DE 2016, AMBAS DE LA SVS.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1.	LA OFERTA DE LOS VALORES COMIENZA EL 3 DE ENERO DE 2018, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2.	LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SVS, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA SVS;

3.	POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4.	LOS VALORES NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA SVS.

Colombia

Any debt securities issued hereby have not been and will not be registered before the Colombian National Registry of Securities and Issuers or with any Colombian Securities Exchange or Trading System. This prospectus, as completed by a prospectus supplement, does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law or any marketing of the debt securities and shall be valid in Colombia only to the extent permitted by Colombian law. Any debt securities issued hereby may only be exchanged inside the Territory of the Republic of Colombia to the extent permitted by Colombian law. This prospectus is for the sole and exclusive use of the addressee as a designated individual/investor and is provided to such individual/investor at its request, and cannot be considered as being addressed to or intended for the use of any third party, including any of such party’s shareholders, administrators or employees, or by any other third party resident in Colombia. The information contained in this prospectus is provided for assistance purposes only and may not be used to market or negotiate the debt securities hereby issued except in compliance with the promotional or advertisement activities (as defined under Colombian law), except in compliance with the requirements of the Colombian Financial and Securities Market Regulation (Decree 2555 of 2010, Law 964 of 2005 and Organic Statute of the Financial System) as amended and restated, and decrees and regulations made thereunder. No representation or warranty is made as to the accuracy or completeness of the information contained herein. Please note that, under Colombian regulations, any offering addressed to an undetermined number of persons or to 100 or more named individuals shall be considered as a public offering, requiring prior approval of Colombia’s Superintendence of Finance and that the delivery of information that could be construed as marketing of the debt securities issued hereby to Colombian residents or within the territory of Colombia is forbidden unless certain prior requirements are met.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

•	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

•	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Republic of France

The notes may not be offered or sold or caused to be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the related prospectus, which have not been submitted to the clearance procedure of the French Autorité des marchés financiers (“AMF”), nor to a competent authority of another Member State of the European Economic Area that would have notified its approval to the AMF in accordance with the passport procedure provided under the EU Prospectus Directive 2003/71/EC as implemented in France and in the relevant Member State, nor any other offering material or information contained therein relating to the notes may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the notes to the public in France.

Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) fewer than 150 natural or legal persons (other than qualified investors) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1 and D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the notes purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Germany

This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other member state of the European Economic Area which has implemented the Prospectus Directive pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the global notes, or distribution of a prospectus, a prospectus supplement or any other offering material relating to the global notes and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany has been or will be published within the Federal Republic of Germany, nor has this prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within the Federal Republic of Germany. Accordingly, any offer or sale of the global notes or any distribution of offering material within the Federal Republic of Germany may violate the provisions of the German Securities Prospectus Act.

Each of the underwriters represents, agrees and undertakes that: (i) it has not offered, sold or delivered and will not offer, sell or deliver any bonds in Germany other than in accordance with provisions of the German Securities Prospectus Act; and (ii) that it will distribute in the Federal Republic of Germany any offering material relating to the global notes only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The global notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the global notes has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the global notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the debt securities has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no debt securities may be offered, sold or delivered, nor copies of this prospectus, any prospectus supplement or any other documents relating to the debt securities may be distributed in Italy except:

(a)	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b)	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the debt securities or distribution of copies of this prospectus, any prospectus supplement or any other documents relating to the debt securities in Italy must be:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

(b)	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

(c)	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the debt securities on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Japan

The global notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter and agent will represent and agree that it will not offer or sell any global notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The global notes may not be offered to the public in Luxembourg, except in the following circumstances:

(a)	in the period beginning on the date of publication of a prospectus in relation to those global notes which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to the CSSF, all in accordance with directive (EC) No 2003/71 on prospectuses for securities as amended (the “Prospectus Directive”) and ending on the date which is 12 months after the date of such publication;

(b)	at any time to qualified investors, which means “persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive (EC) No 2004/39 of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments, and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive (EC) No 2004/39, or recognized as eligible counterparties in accordance with Article 24 of Directive (EC) No 2004/39 unless they have requested that they be treated as non-professional clients. Investment firms and credit institutions shall communicate their classification on request to the issuer without prejudice to the relevant legislation on data protection. Investment firms authorised to continue considering existing professional clients as such in accordance with Article 71(6) of Directive (EC) No 2004/39 shall be authorized to treat those clients as qualified investors under this Directive”; and/or

(c)	an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors,

(d)	at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the offer is to be treated as a public offer or whether it can be made under one of the exemptions of Article 3 of the EU Prospectus Directive, as amended pursuant to the EU Prospectus Amendment Directive.

For the purposes of this provision, the expression “an offer of global notes” to the public in relation to any global notes in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global notes to be offered so as to enable an investor to decide to purchase the global notes, as defined in the Law of 10 July 2005 on prospectuses for securities as amended and implementing the Prospectus Directive or any variation thereof or amendment thereto.

This prospectus supplement has been prepared on the basis that the offer of the global notes will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

Mexico

The notes have not been and will not be registered with the National Securities Registry maintained by the Mexican National Banking and Securities Commission (“CNBV”), and therefore may not be offered or sold publicly in Mexico. The notes may be offered or sold to qualified and institutional investors in Mexico, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the debt securities under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency of Mexico, the investment quality of the notes, or the accuracy or completeness of the information contained in this prospectus or in any prospectus supplement. Mexico has prepared this prospectus and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

Netherlands

In addition and without prejudice to the EEA selling restrictions above, zero coupon debt securities in bearer form on which interest does not become due and payable during their term but only at maturity and other debt securities in bearer form that qualify as savings certificates (spaarbewijzen) within the meaning of the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may be transferred or accepted only through the mediation of either the Issuer or a member of Euronext Amsterdam N.V. and with due observance of the Dutch Savings Certificates Act and its implementing regulations (including the registration requirements), provided that no such mediation is required in respect of (i) the initial issue of such debt securities to the first holders thereof, (ii) any transfer and delivery by natural persons who do not act in the conduct of a profession or trade, and (iii) the issue and trading of such debt securities, if such debt securities are physically issued outside the Netherlands and not distributed in the Netherlands in the course of primary trading or immediately thereafter; in addition (i) certain identification requirements in relation to the issue and transfer of, and payment on, such debt securities have to be complied with, (ii) any reference in publications concerning such debt securities to the words “to bearer” is prohibited, (iii) so long as such debt securities are not listed at the regulated market operated by Euronext Amsterdam N.V., each transaction involving a transfer of such debt securities must be recorded in a transaction note, containing, at least, the name and address of the counterparty to the transaction, the nature of the transaction, and a description of the amount, registration number(s), and type of the debt securities concerned, and (iv) the requirement described under (iii) must be printed on such debt securities.

Each underwriter and agent will acknowledge and agree that it will not make an offer of the debt securities to the public in the Netherlands in reliance on Article 3(2) of the Prospectus Directive unless (i) such offer is made exclusively to persons or entities which are (a) qualified investors as defined in the Prospectus Directive or (b) represented by eligible discretionary asset managers in accordance with Article 55 of the Exemption Regulation DFSA (Vrijstellingsregeling Wft), or (ii) a standard warning is used as required by Article 5:5(2) or 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht or DFSA), provided that no such offer of debt securities shall require Mexico or any underwriter or agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purpose of this paragraph the expression “Prospectus Directive” means Directive 2003/71/EC as amended and implemented in Dutch law.

Each underwriter and agent will furthermore acknowledge and agree that it will not make an offer of debt securities with a maturity of less than 12 months until the competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of Regulation (EU) No 575/2013), unless such debt securities either (a) have a minimum denomination of EUR 100,000, or (b) are offered solely to professional market parties (professionele marktpartij) within the meaning of the DFSA and the rules promulgated thereunder and, as soon as the competent authority publishes the interpretation of the term “public” as referred to in Article 4.1(1) of Regulation (EU) No 575/2013, to persons or legal entities that are part of the public within the meaning of Regulation (EU) No 575/2013 and the DFSA and the rules promulgated thereunder.

Peru

The global notes and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the global notes cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Spain

The global notes may not be offered, sold or distributed, nor may any subsequent resale of the global notes in Spain occur except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated 23 October (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005 of 4 November (Real Decreto 1310/2005 de 4 de noviembre), and supplemental rules enacted thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the global notes may not be offered, sold or made the subject of an invitation for subscription or purchase and the global notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, may not be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the notes shall not be sold within the period of six months from the date of the initial acquisition of the debt securities, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

o	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

o	where no consideration is or will be given for the transfer;

o	where the transfer is by operation of law;

o	as specified in Section 276(7) of the SFA; or

o	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The offer of the global notes is made in Switzerland on the basis of a private placement, not as a public offering. The global notes may not be publicly offered, sold or otherwise advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading venue in Switzerland. This document, or any other offering or marketing material relating to the global notes, does not, therefore, constitute a prospectus within the meaning of Arts. 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the Listing Rules of the SIX Swiss Exchange or any other exchange or regulated trading venue in Switzerland and neither this prospectus supplement nor any other offering or marketing material relating to the offer of the global notes or the global notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will only be engaged with, relevant persons. Any person who is not a relevant person may not act or rely on this document or any of its contents.

Uruguay

The sale of any series of debt securities issued hereby qualifies as a private placement pursuant to section 2 of Uruguayan law 18.627. Mexico represents and agrees that it has not offered or sold, and will not offer or sell, any debt securities to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The sale of any series of debt securities hereunder is not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

UNITED MEXICAN STATES

Secretaría de Hacienda y Crédito Público

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

Ciudad de México 01020

TRUSTEE, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

New York, New York 10005

LUXEMBOURG LISTING AGENT Banque Internationale à Luxembourg S.A. 69 route d’Esch L – 2953 Luxembourg Grand Duchy of Luxembourg

LEGAL ADVISORS TO MEXICO

As to United States Law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	As to Mexican Law Fiscal Attorney of the Federation Ministry of Finance and Public Credit Insurgentes Sur 795 Piso 12 Colonia Nápoles Ciudad de México 03810

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	As to Mexican Law Ritch, Mueller, Heather y Nicolau, S.C. Av. Pedregal No. 24, Piso 10 Molino del Rey, Ciudad de México 11040